FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 19, 2004

Commission File Number 1-13123

METALS USA, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	76-0533626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Riverway, Suite 1100 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 965-0990

ITEM  5. OTHER EVENTS

Text of Press Release Dated February 17 ,2004 –

METALS USA REPORTS PROFITABLE FOURTH QUARTER
AND 2003 YEAR END

February 17, 2004 – HOUSTON, TEXAS – Metals USA, Inc. (AMEX: MLT), a leader in the metals processing and distribution industry, today announced results for the three months and full year ended December 31, 2003.  Net income for the fourth quarter of 2003 was $2.6 million, or $0.13 per share.  For the full 2003 year, net income was $7.5 million, or $0.37 per share.  Net income and earnings per share comparisons for the same periods last year have not been presented due to the significance of that year’s adjustments, primarily fresh-start accounting, reorganization expenses and the reorganization gain aggregating $52.6 million (pre-tax), which were recognized upon the successor entity’s emergence from chapter 11 proceedings on October 31, 2002.

Sales for the fourth quarter of 2003 were $249.5 million, compared to a combined amount for the successor and predecessor company of $229.2 million for the fourth quarter of 2002.  Operating income for the fourth quarter of 2003 was $4.0 million, compared to a combined operating loss for the successor and predecessor company of ($11.5) million for the fourth quarter of 2002.

Sales for the year ended December 31, 2003 were $963.2 million, compared to a combined amount for the successor and predecessor company of $962.0 million for 2002.  Operating income for the full year of 2003 was $16.4 million, compared to a combined operating loss for the successor and predecessor company of ($3.5) million last year.

C. Lourenço Gonçalves, President and CEO stated, “I want to thank all Metals USA employees who have supported and adopted our new ways to manage relationships and resources.   Despite challenging market conditions, our fourth quarter results represent our third consecutive profitable quarter.  At this point, I am completely confident that the stage is set for continuing improved performance going forward.”

Mr. Gonçalves continued, “Metal prices have been increasing dramatically over the last several months and supplies are tight.  In such circumstances our primary objective is to keep our customers supplied with competitively priced material.  The relationships we have forged with our suppliers have been the key to accomplishing just that.  As far as our service center business is concerned, we expect the recent growth in metal consumption to continue its present pace. We are prepared to meet the increased demand.”  On a final note, Mr. Gonçalves stated, “The Metals USA Building Products Group continues to distinguish itself as a premier, value-added business.  We have aggressive plans for 2004, with new product offerings as well as geographic expansion. We look forward to growing this segment of our business.”

Metals USA has scheduled a conference call for Wednesday, February 18, 2004 at 11:00 a.m. eastern standard time.  A replay of the call will be available approximately two hours after the live broadcast ends and will be available until April 2, 2004.  To access the replay, dial (888) 203-1112 in the U.S. and 719-457-0820 for international service and enter the pass code 283432.

Investors, analysts and the general public are invited to listen to the conference call over the Internet by visiting the company’s website at www.metalsusa.com.  To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available at the Company’s website shortly after the call.

Metals USA, Inc. is a leading metals processor and distributor in North America.  Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets.  For more information, visit the company’s website at www.metalsusa.com.

The information contained in this release is limited and the Company encourages interested parties to read the Company’s Form 10-K and 10-Q’s which are on file with the Securities and Exchange Commission for more complete information.  Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.  These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

- Tables to follow -

Metals USA, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts and shipments)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2003	2002	2003	2003	2002
	Successor Company	Combined (Note 1)	Successor Company	Successor Company	Combined (Note 1)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Revenues:
Net sales	$249.5	$229.2	$245.1	$963.2	$962.0
Cost of sales	189.6	186.2	184.8	731.6	737.7
Gross profit	59.9	43.0	60.3	231.6	224.3
Operating cost and expenses:
Operating and delivery	33.9	33.4	32.6	127.7	128.4
Selling, general and administrative	21.8	23.6	21.6	87.0	92.3
Depreciation and amortization	0.2	0.8	0.2	0.5	7.3
Asset impairments	—	(3.3)	—	—	(0.2)
Operating income	4.0	(11.5)	5.9	16.4	(3.5)
Other (income) expense:
Interest expense	1.3	2.4	1.1	5.7	17.1
Other (income) expense, net	(1.8)	(0.5)	0.1	(2.0)	(1.0)
Reorganization expense	—		—	—
Income (loss) before income taxes and discontinued operations	4.5		4.7	12.7
Provision (benefit) for income taxes	1.9		1.9	5.1
Income (loss) before discontinued operations	2.6		2.8	7.6
Discontinued operations, net of taxes	—		—	(0.1)
Net income (loss)	$2.6		$2.8	$7.5

Net income (loss) per share - basic:
Before discontinued operations	$0.13		$0.14	$0.38
Discontinued operations	—		—	(0.01)
Total	$0.13		$0.14	$0.37

Net income (loss) per share - diluted:
Before discontinued operations	$0.13		$0.14	$0.37
Discontinued operations	—		—	—
Total	$0.13		$0.14	$0.37

Shares used in earnings per share calculations:
Basic	20.2		20.2	20.2
Diluted	20.5		20.3	20.3

Non GAAP Financial and Other Information
Shipments (a)	337	302	324	1,288	1,297

(a)   Expressed in thousands of tons (excludes Building Products business).

Note 1:

The following schedule is presented as support for the combined results shown above.  The Combined results are a non-GAAP measure of financial performance, accordingly they are labeled as “Unaudited.”  Amounts shown are a summation of the relevant periods.

	2002	2002	2002
	Successor Company Two Months Ended December 31 Company	Predecessor Company One Month Ended October 31 (Note 1)	Predecessor Company Ten Months Ended October 31 (Note 1)
	(Unaudited)
Revenues:
Net sales	$128.7	$100.5	$833.3
Cost of sales	98.7	87.5	639.0
Gross profit	30.0	13.0	194.3
Operating cost and expenses:
Operating and delivery	18.3	15.1	110.1
Selling, general and administrative	12.6	11.0	79.7
Depreciation and amortization	—	0.8	7.3
Asset impairments	—	(3.3)	(0.2)
Operating income	(0.9)	(10.6)	(2.6)
Other (income) expense:
Interest expense	1.3	1.1	15.8
Other (income) expense, net	0.1	(0.6)	(1.1)
Fresh-start adjustments	—	109.7	109.7
Gain on reorganization	—	(190.6)	(190.6)
Reorganization expenses	—	8.5	28.3
Income (loss) before income taxes and discontinued operations	(2.3)	61.3	35.3
Provision (benefit) for income taxes	—	(7.8)	(15.4)
Income (loss) before discontinued operations	(2.3)	69.1	50.7
Discontinued operations, net of taxes	(1.0)	1.3	0.6
Net income (loss)	$(3.3)	$70.4	$51.3

Net income (loss) per share - basic and diluted:
Before discontinued operations	$(0.11)	$1.89	$1.39
Discontinued operations	(0.05)	0.04	0.02
Total	$(0.16)	$1.93	$1.41

Shares used in earnings per share calculations:
Basic and Diluted	20.2	36.5	36.5

Metals USA, Inc.

Consolidated Condensed Balance Sheets

(In millions)

	December 31, 2003	September 30, 2003	December 31, 2002
	Successor Company	Successor Company	Successor Company
		(Unaudited)
Assets
Current assets:
Cash	$11.4	$10.4	$6.3
Accounts receivable, net of allowance	125.0	128.3	113.0
Inventories	240.0	198.2	226.5
Prepaid expenses and other	8.4	4.3	23.0
Operations held for sale	—	—	5.4
Total current assets	384.8	341.2	374.2
Property and equipment, net	17.6	9.0	0.5
Other assets, net	4.8	3.6	3.9
Total assets	$407.2	$353.8	$378.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48.9	$33.7	$24.5
Accrued liabilities	32.0	33.0	30.0
Current portion of long-term debt	0.5	0.4	1.3
Operations held for sale	—	—	0.2
Total current liabilities	81.4	67.1	56.0
Long-term debt, less current portion	118.2	82.7	127.4
Other long-term liabilities	7.0	7.3	6.2
Total liabilities	206.6	157.1	189.6
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.1 par value, 5,000,000 shares authorized; none issued	—	—	—
Common stock. $.01 par value, 200,000,000 shares authorized; 20,154,710 shares issued	0.2	0.2	0.2
Additional paid-in capital	196.2	194.9	192.1
Retained earnings (deficit)	4.2	1.6	(3.3)
Total stockholders’ equity	200.6	196.7	189.0
Total liabilities and stockholders’ equity	$407.2	$353.8	$378.6

Metals USA, Inc.

Consolidated Condensed Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2003	2002
	Successor Company	Combined Note 2
		(Unaudited)
Cash flows from operating activities:
Net income (loss)	$7.5	$48.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on reorganization	—	(190.6)
Fresh start adjustments	—	109.7
Net (income) loss from discontinued operations	0.1	0.4
Asset impairments and integration	—	(0.2)
Gain on sale of property and equipment	(0.3)	(0.2)
Provision for bad debts	2.7	3.7
Depreciation and amortization	0.5	7.3
Changes in operating assets and liabilities, net of non-cash transactions:
Accounts receivable	(14.7)	3.1
Inventories	(13.5)	(23.0)
Prepaid expenses and other	18.7	(2.0)
Accounts payable and accrued liabilities	26.2	10.6
Income taxes payable	1.0	10.5
Other operating	(1.1)	0.4
Net cash provided by (used in) continuing operating activities	27.1	(22.3)
Net cash provided by (used in) discontinued operating activities	0.1	45.2
Net cash provided by (used in) operations	27.2	22.9

Cash flows from investing activities:
Sale of assets	5.7	90.1
Purchase of assets	(17.5)	(3.5)
Net cash provided by (used in) investing activities	(11.8)	86.6

Cash flows from financing activities:
Net borrowings (repayments) on credit facilities	(7.4)	(165.6)
Net borrowings on DIP Financing	—	(7.5)
Net repayments on long-term debt	(2.6)	—
Deferred financing costs	(0.3)	(2.5)
Net cash provided by (used in) financing activities	(10.3)	(175.6)

Net increase (decrease) in cash	5.1	(66.1)
Cash, beginning of period	6.3	72.4
Cash, end of period	$11.4	$6.3

Note 2:

The following schedule is presented as support for the combined results shown above.  The Combined results are a non-GAAP measure of financial performance, accordingly they are labeled as “Unaudited.”  Amounts shown are a summation of the relevant periods.

	Two Months Ended December 31, 2002	Ten Months Ended October 31, 2002
	Successor Company	Predecessor Company
Cash flows from operating activities:
Net income (loss)	$(3.3)	$51.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on reorganization	—	(190.6)
Fresh start adjustments	—	109.7
Net (income) loss from discontinued operations	1.0	(0.6)
Asset impairments and integration	—	(0.2)
Gain on sale of property and equipment	0.2	(0.4)
Provision for bad debts	0.2	3.5
Depreciation and amortization	—	7.3
Changes in operating assets and liabilities, net of non-cash transactions:
Accounts receivable	16.0	(12.9)
Inventories	2.7	(25.7)
Prepaid expenses and other	4.2	(6.2)
Accounts payable and accrued liabilities	(11.4)	22.0
Income taxes payable	—	10.5
Other operating	(0.6)	1.0
Net cash provided by (used in) continuing operating activities	9.0	(31.3)
Net cash provided by (used in) discontinued operating activities	5.5	39.7
Net cash provided by (used in) operations	14.5	8.4

Cash flows from investing activities:
Sale of assets	6.9	83.2
Purchase of assets	(0.5)	(3.0)
Net cash provided by (used in) investing activities	6.4	80.2

Cash flows from financing activities:
Net borrowings (repayments) on credit facilities	(33.0)	(132.6)
Net borrowings on DIP Financing	(0.7)	(6.8)
Net repayments on long-term debt	—	—
Deferred financing costs	—	(2.5)
Net cash provided by (used in) financing activities	(33.7)	(141.9)

Net increase (decrease) in cash	(12.8)	(53.3)
Cash, beginning of period	19.1	72.4
Cash, end of period	$6.3	$19.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, who has signed this report on behalf of the Registrant.

METALS USA, INC.

Date: February 19, 2004	By:	/s/ Terry L. Freeman
Terry L. Freeman
Senior Vice President and Chief Financial Officer